Execution version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), including the attached Exhibit A, which are made a part hereof for all purposes, between Glori Energy Inc. (f/k/a/ Glori Acquisition Corp.), a Delaware corporation (the “Company”), and William Bierhaus (“Executive”) is effective as of [April 14], 2014, (the “Effective Date”). The Company and Executive agree as follows:

1            TERM AND POSITION: The Company agrees to employ Executive, and Executive agrees to be employed by the Company, in the Positions and for the Term stated on Exhibit A. During the Term of this Agreement, Executive shall devote his full time and undivided attention during business hours to the business and affairs of the Company (including its subsidiaries), and to the extent requested by the Company, any parent company of the Company (a “Parent Company”), except for vacations, illness or incapacity; however, nothing in this Agreement shall preclude Executive from: (i) engaging in charitable and community activities, or (ii) managing his personal investments, provided that such activities in subparts (i) and (ii) do not materially interfere with the performance of his duties and responsibilities under this Agreement. The Board of Directors of the Company (the “Board”) shall give Executive written notice of any such activities that it reasonably believes materially interfere with the performance of his duties hereunder and provide Executive with a reasonable period of time to correct such interference.

2            COMPENSATION: While Executive serves in the Positions set forth on Exhibit A, Executive’s annual base salary, as set forth on Exhibit A, shall be paid in accordance with the Company’s standard payroll practices for its executive officers. Executive’s compensation as an employee of the Company shall also include annual bonus opportunities and periodic long-term incentive awards, in cash and/or stock of the Company’s ultimate Parent Company, as determined appropriate from time to time by the Compensation Committee of the Board or the Board itself, and pursuant to the terms and conditions set forth in applicable plan documents.

3            BENEFITS: Executive shall be allowed to participate in all compensation and benefit plans and receive all perquisites that the Company makes available to its other similarly situated senior executives and also to participate in those employee benefit plans and programs that the Company makes available to the Company’s employees in general, subject to the terms and conditions of applicable plan documents. Nothing in this Agreement is to be construed to obligate the Company to institute, maintain, or refrain from changing, amending, or discontinuing any benefit program or plan, so long as such actions are similarly applicable to the covered executives or employees, as applicable.

4            INDEMNIFICATION: In any situation where under applicable law the Company has the power to indemnify, advance expenses to, and defend Executive in respect of, any claims, judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity in which he is acting or serving on behalf of or at the request of the Company (each a “Claim”), the Company shall fully indemnify Executive to the maximum extent permitted by law and promptly on written request from Executive advance expenses (including attorneys’ fees) to Executive and defend Executive to the fullest extent permitted by law, unless such Claim arises because Executive has been grossly negligent or willfully engaged in misconduct in the performance or nonperformance of his duties, which nonperformance shall include a failure of Executive to inform the Board of matters that could reasonably be expected, at such time, to be materially injurious financially to the Company. Further, Executive shall not be entitled to any indemnity or defense from the Company for any claims brought by Executive against the Company or for claims brought by the Company against Executive. This contractual indemnification of Executive by the Company hereunder shall not be deemed or construed as operating to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise or obligation of the Company under any statute, articles of incorporation, by-laws or otherwise.

5            D&O INSURANCE: The Company (or a Parent Company on behalf of the Company) will obtain and maintain director and officer liability insurance covering Executive in an amount determined by the Board to be reasonable for the Company, given its size and activities, but in no event shall the coverage for Executive be less (in amount or scope) than the coverage provided for any other officer or director of the Company. Such insurance coverage shall continue as to Executive for at least six years after he has ceased to be a director, officer or executive of the Company with respect to acts or omissions that occurred prior to such cessation. Insurance contemplated by this Section 5 shall inure to the benefit of Executive, his heirs and the executors and administrators of his estate.

6            BUSINESS EXPENSES: The Company shall promptly pay all reasonable and properly documented business related expenses reasonably incurred by Executive in the performance of his duties under this Agreement.

7            TERMINATION OF EMPLOYMENT: The Company and Executive agree that either party may, upon at least 30 days written notice to the other, terminate Executive’s employment. Subject to Section 27, if applicable, as soon as practicable, and not later than 30 days, following his termination date, the Company shall pay Executive (or Executive’s estate, if applicable) (i) any earned but unpaid base salary, (ii) any accrued and vested but unpaid bonus and incentive compensation amounts, (iii) any accrued but unused vacation up to a maximum of four weeks, plus up to the maximum unused carry-over of vacation provided in the Company’s written vacation policy then in effect, and (iv) all reasonable, properly documented, and unreimbursed business expenses incurred by Executive prior to his termination (collectively, the “Termination Obligations”).

8            SEVERANCE PAY AND BENEFITS: In addition to payment of the Termination Obligations in accordance with Section 7, the Company shall provide severance payments and benefits to Executive as provided in this Section 8.

(a)            Termination without Cause or Resignation for Good Reason. If the Company terminates Executive’s employment without Cause and other than for death or Disability, or Executive terminates his employment for Good Reason, the Company shall pay Executive a Cash Severance Amount and provide Executive with the severance benefits set forth in subparagraphs (i) and (ii) of this Section 8(a) (collectively, the “Severance Pay”). The Severance Pay shall be subject to Section 21 and, to the extent applicable, Section 27.

(i)            The Cash Severance Amount shall be the amount as provided in Exhibit A. The Company shall pay the Cash Severance Amount to Executive ratably on the regular payroll dates during the six months immediately following the termination date in accordance with the Company’s regular payroll policies; provided, that, without limiting any other rights of the Company, the Company shall not be required to make any such payments of the Cash Severance Amount during any time while Executive is in breach of any of the provisions of Section 11, 12, 13 or 16 (and such amounts that are not paid will be forfeited by Executive).

(ii)            Provided Executive timely elects continued coverage under the Company’s group health plan pursuant to Section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reimburse Executive the full premium required for such continued coverage elected for Executive and his eligible dependents for the applicable COBRA period but not to exceed 12 months; provided, however, such COBRA premium shall be paid to Executive on a fully grossed-up after-tax basis, if and to the extent necessary to make Executive whole for any tax attributable to such benefits under this Section 8(a)(ii).

(b)            Termination Due to Death, Disability, Voluntary Resignation or by the Company for Cause. If Executive’s employment is terminated by the Company or Executive due to his Disability or by the Company for Cause, or Executive dies or voluntarily resigns his employment with the Company without Good Reason, then as soon as practicable, and not later than 30 days, following his termination date, the Company shall pay Executive or his estate, if applicable, the Termination Obligations. If Executive’s employment is terminated by the Company for Cause or Executive voluntarily resigns from the Company without Good Reason, Executive shall not be entitled to Severance Pay.

(c)            No Duplication of Benefits. Executive shall be entitled to one, and only one, of the payments and benefits described in Section 8(a) or Section 8(b), as applicable to the circumstances of Executive’s termination of employment with the Company.

(d)            Definitions. The following are definitions of terms used in this and other sections of this Agreement.

(i)            Cause. “Cause” means (A) Executive’s plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (B) any act by Executive of fraud or dishonesty with respect to any aspect of the business of the Company, its subsidiaries or a Parent Company (collectively, the “Company Group”), including, but not limited to, falsification of any Company Group records; (C) Executive’s intentional and continued failure to perform his duties that is materially injurious to the Company Group, unless due to illness or disability or Executive’s good faith efforts to comply with applicable law; (D) intentional engagement in misconduct by Executive that is materially injurious to the Company Group (monetarily or otherwise); (E) Executive’s breach of Sections 11 or 12 of this Agreement; (F) commencement by Executive of employment with an unrelated employer without the Company’s consent; (G) material violation by Executive of any applicable written harassment and/or non-discrimination policies; (H) material violation by Executive of any applicable written Company Group policies of which Executive has been apprised that is materially injurious to the Company Group (monetarily or otherwise); (I) Executive’s gross negligence in the performance of Executive’s duties that is materially injurious to the Company Group (monetarily or otherwise); provided, however, Executive shall not be deemed to have been terminated for Cause under clauses (B) through (I) above unless the determination of whether Cause exists is made by a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding Executive, if a member) at a meeting of the Board that was called for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board and, if reasonably possible, to cure the breach that is the alleged basis for Cause) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

(ii)            Good Reason. “Good Reason” means (A) a material adverse reduction or diminution in Executive’s position, authority, duties or responsibilities, but not a change in reporting relationships, (B) a material reduction in Executive’s base salary, (C) any intentional material diminution of Executive’s annual bonus opportunities, periodic long-term incentive awards or benefits that the Executive is eligible to earn (regardless of amounts actually earned or paid), (D) the relocation of the Company’s principal executive offices by more than 50 miles from where such offices are located on the Effective Date or Executive being based at any office other than the principal executive offices of the Company, except for travel reasonably required in the performance of Executive’s duties and reasonably consistent with Executive’s travel prior to the Effective Date, (E) a material breach of this Agreement by the Company, or (F) the failure of a successor to the Company to assume this Agreement. Executive shall provide written notice of any such reduction, failure, change or breach upon which Executive intends to rely as the basis for a Good Reason resignation within 45 days of the occurrence of such reduction, failure, change or breach. The Company shall have 45 days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any termination of Executive’s employment hereunder on the basis of the circumstances described in such notice shall not be considered a Good Reason resignation.

(iii)            Disability. “Disability” means Executive (A) is unable to perform substantially Executive’s duties with the Company with or without reasonable accommodation as a result of any physical or mental impairment that is reasonably expected to last for a continuous period of not less than six months, as supported by a written opinion by a physician selected by Executive and reasonably acceptable to the Board, and (B) is eligible to receive long-term disability benefits under the Company’s insured long-term disability plan.

9            CHANGE IN CONTROL: Subject to any restrictions in that certain Merger and Share Exchange Agreement dated as of January 8, 2014 by and among Infinity Cross Border Acquisition Corporation, Glori Acquisition Corporation, Glori Merger Subsidiary, Inc., Glori Energy Inc. (now known as Glori Energy Technology Inc.) and Infinity-C.S.V.C. Management Ltd. and that certain Termination and Release Agreement dated as of even date herewith by and between Executive and Glori Energy Technology Inc., in the event of a Change in Control, 50 percent of Executive’s then-unvested restricted shares of stock of the Company will accelerate and vest in full and 50 percent of the Executive’s then-unvested options for purchase of shares of stock of the Company will accelerate, vest in full and become fully exercisable and if this Agreement is not assumed, and Executive’s employment is not continued, by the resulting, surviving or successor entity from such Change in Control (“Successor”), and the then-remaining unvested shares of restricted stock and unvested and options for purchase of shares of stock of the Company are not replaced with incentive grants with similar value and terms in the Successor (“Replacement Grants”), or if Executive is terminated without Cause or resigns for Good Reason within 12 months of such Change in Control, then the remainder of the Executive’s restricted shares of stock of the Company and options for purchase of shares of stock of the Company and all Replacement Grants, if applicable, will accelerate and immediately vest in full. The term “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the Company’s outstanding equity interests are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) prior to the effective date of registration of the sale of any of its securities pursuant to the Securities Act of 1933, as amended, the Company (in one or a series of transactions) effecting the issuance of voting securities to one or more persons or entities not then an affiliate of Company, resulting in shareholders of Company prior to any such transaction(s) not retaining at least 51 percent of the issued and outstanding voting securities of the Company following the transaction(s).

10           NO OFFSET OR MITIGATION: Executive shall not be required to mitigate the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced as the result of his employment by another employer or his self-employment, except that any welfare severance payments or welfare benefits that Executive is entitled to receive pursuant to a Company severance welfare benefit plan for employees in general shall reduce the amount of welfare severance payments and welfare benefits otherwise payable or to be provided to Executive under this Agreement, but only to the extent they are duplicative and such reduction complies with the requirements of Section 409A of the Code.

11           CONFIDENTIALITY:

(a)            Non-Disclosure. Executive recognizes and agrees that he will have access to confidential information of a special or unique value concerning the Company Group (“Confidential Information”). Confidential Information refers to any and all confidential or proprietary information, which was obtained from the Company Group, or which was learned, discovered, developed, conceived, originated or prepared by Executive in the scope of his employment. Executive also recognizes that a portion of the business of the Company Group is dependent on trade secrets (“Trade Secrets”). Confidential Information and Trade Secrets include, but are not limited to, any information, whether tangible or intangible and in whatever medium, relating directly or indirectly to any proposed or existing business systems, strategies and models, proposed acquisitions, joint ventures or other strategic transactions, pricing strategies, technical data or know-how, finances, research, development, clients, customers, prospective clients and customers, contractual relationships, markets, marketing or business plans, manufacturing, personnel, products, services, formulas, inventions, processes, formulations, extracts, techniques, equipment, methods, designs, and drawings or engineering concepts of the Company and its affiliates, whether created, produced, manufactured, discovered, licensed, utilized, under development or otherwise obtained by the Company and its affiliates through contractual or other relationships, as well as all information generated by the Company and its affiliates that contains, reflects, or is derived from such information, which contains or otherwise reflects or is generated from such information and any other information which is identified as confidential by the Company or its affiliates. Executive acknowledges and agrees that the Confidential Information and Trade Secrets the Company is providing Executive under this Agreement is new Confidential Information and Trade Secrets to which Executive did not have access or knowledge of prior to signing this Agreement. The protection of this new Confidential Information and Trade Secrets, as well as past Confidential Information and Trade Secrets that became known to Executive during employment with the Company up to the Effective Date, against unauthorized disclosure or use is of critical importance to the Company Group. Accordingly, Executive agrees that he will maintain in confidence and shall not disclose or use, either during or after the Term of this Agreement, any past or new Confidential Information or Trade Secrets belonging to the Company Group, whether or not in written form, except to the extent required to perform his duties on behalf of the Company.

(b)            Return of Information. All data, records and other written material prepared or compiled by Executive, furnished directly or indirectly to Executive by the Company or its affiliates, or to which Executive may have access while in the employ of the Company, shall be the sole and exclusive property of the Company and/or its affiliates, and none of such data, documents or other information, or copies thereof, shall be retained by Executive upon termination of Executive’s employment. Executive shall deliver promptly to the Company at termination, or at any other time the Company may request, without retaining any copies, notes, or excerpts thereof, all memoranda, diaries, notes, records, plans, or other documents relating, directly or indirectly to, any Confidential Information and Trade Secrets made or compiled by, or delivered or made available to, or otherwise obtained by Executive.

(c)            Legal Obligation. In the event Executive is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information or Trade Secrets, Executive shall provide the Company with prompt notice of such requirement in order to afford the Company an opportunity to seek, at the Company’s sole expense, an appropriate protective order, and Executive shall provide all commercially reasonable assistance to the Company in its efforts to obtain any such protective order. If the Company is unable to obtain or does not seek such protective order and Executive is, in the opinion of counsel, compelled to disclose such Confidential Information and Trade Secrets, disclosure of such information shall not be deemed to be a violation of this Agreement; provided that Executive shall limit any such disclosure to only that information which is legally required to be disclosed.

12           RESTRICTIVE COVENANTS: As consideration for the provision of, and as an agreement ancillary to receipt of, new Confidential Information and Trade Secrets to Executive and the other undertakings in this Agreement, and for the specific purpose of enforcing the provisions of Section 11 hereof, and as a means to protect the Company Group’s goodwill, Executive hereby agrees to the following:

(a)            Non-Competition. To the maximum extent permitted by law, during the Term of this Agreement and for a period of one year after the termination of Executive’s employment for any reason, Executive agrees that, without the prior written consent of the Company, Executive shall not directly or indirectly, within the Geographic Area, whether as an owner, employee, officer, director, investor, independent contractor, consultant, or otherwise, in any job function or capacity, participate or engage in the business of oilfield services focusing on biological or microbial enhanced secondary recovery of hydrocarbons (the “Business”), or work for or provide services to any person, partnership, entity, business, association, or corporation engaged or involved in the Business within the Geographic Area. The Geographic Area means the states of Texas and California, the Province of Alberta, Canada, and any other state in the United States or any other country worldwide in which the Company or its subsidiaries or, to the extent Executive provides services to or otherwise has access to the Confidential Information or Trade Secrets of a Parent Company, such Parent Company engages in Business on, or has engaged in Business within two years before, the date of Executive’s termination from the Company. Nothing in this Agreement prohibits Executive from owning a passive investment interest of less than two percent in a publicly traded company. Executive acknowledges that the foregoing non-competition covenant may restrict his ability to work for certain companies, but that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction and that the restriction is reasonable. Executive acknowledges that he considers the restrictions contained in this Section 12 to be reasonable and necessary for providing consideration for his employment and for the purpose of preserving and protecting the valuable Confidential Information and Trade Secrets of the Company Group and its clients and customers, and the Company Group’s goodwill, reputation, and relationships with its clients and customers.

(b)            Non-Solicitation of Employees. During the Term of this Agreement and for a period of two years after the termination of Executive’s employment for any reason, Executive shall not, for his own behalf or on behalf of any other person, partnership, entity, association, or corporation, (i) hire or seek to hire any employee of the Company Group, (ii) in any other manner attempt directly or indirectly to influence, induce, or encourage any such employee of the Company Group to leave such employment, or (iii) use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, telephone numbers, e-mail addresses, or other personnel-related information regarding any such employees; provided, however, the foregoing shall not prohibit any general advertising.

(c)            Non-Solicitation of Customers. During the Term of this Agreement and for a period of one year after the termination of Executive’s employment with the Company for any reason, Executive shall not, for his own behalf or on behalf of any other person, partnership, entity, association, or corporation, solicit, transact, or attempt to transact business with any person, firm or other entity who is or was a customer of the Company Group and with whom Executive (i) directly or indirectly managed, or had knowledge of, business by the Company Group, (ii) had contact or transacted business on behalf of the Company Group, or (iii) was involved in, or had knowledge of, the Company Group actively investigating with a view to conducting business or actively pursuing a plan to conduct business, since the Effective Date of this Agreement or two years prior to the termination of his employment with the Company, whichever is shorter. Executive acknowledges that this restriction is necessary in order for the Company Group to preserve and protect its legitimate proprietary interest in its goodwill, client and customer lists, and other Confidential Information and Trade Secrets; provided, however, the foregoing shall not prohibit any general advertising that is not directed at customers of the Company Group.

(d)           Survival of Obligations. The expiration of the applicable restricted period in this Section 12 will not relieve Executive of any obligation or liability arising from any breach by Executive of this Section 12 during such restricted period. Executive further agrees that the time period during which the covenants contained in this Section 12 will be effective will be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 12.

(e)           Change in Control. If Executive is terminated after a Change in Control with the right to payments and benefits under Section 9, there will be no withholding of benefits or payments due to a violation of the restrictive covenants contained in this Section 12 and Executive will not be bound by the non-competition provisions of Section .

13           WORK PRODUCT: Executive shall promptly and fully disclose to the Company all Work Product which Executive conceives, creates or develops during his employment with the Company, whether conceived or developed during regular working hours or otherwise and whether on Company Group premises or otherwise. All such Work Product shall be the exclusive property of the Company. Executive shall: (i) assist the Company in obtaining appropriate legal protection (including patent, trademark, and copyright protection) for the rights of the Company with respect to such Work Product, and (ii) execute all documents and do all things necessary to (A) obtain such legal protection, and (B) vest the Company with full and exclusive title thereof. All Work Product shall be considered, to the maximum extent possible, work made for hire by the Company within the meaning of Title 17 of the United States Code. To the extent the Company does not own such Work Product as a work made for hire, Executive hereby assigns to the Company all rights to such Work Product. “Work Product” means designs, writings, programs, software, technical data, specifications, know-how, processes, methods, business confidential information, inventions, discoveries, and works as well as the patents, copyrights, and other intellectual property and proprietary rights therein, conceived, created or developed by Executive on behalf of the Company Group reasonably related to the Company Group’s existing business, contemplated business, and reasonable expansions of such business. The term “works” means computer programs, software, writings, drawings, artwork and all works of authorship under the copyright laws of the United States.

14           SEVERABILITY AND REFORMATION: If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable provision in accordance with this Section 14. Without limiting the foregoing, if any court of competent jurisdiction (or an arbitrator in accordance with Section 20 hereof) determines that any part of Sections 11 or 12 hereof is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court or arbitrator will have the power to reduce the duration, geographic area covered or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. Executive will, at the Company’s request, join the Company in requesting that such court or arbitrator take such action

15           WARRANTY AND INDEMNIFICATION: Executive warrants that he is not a party to any other restrictive agreement limiting his activities in his employment by the Company. Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit continued employment with the Company. Executive shall hold the Company Group harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

16           NON-DISPARAGEMENT: The parties shall refrain, both during and after the Term, from publishing any oral or written statements about each other (including with respect to the Company, its affiliates, or any of their respective officers, employees, agents, or representatives) that are disparaging, slanderous, libelous, or defamatory.

17           NOTICES: Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to 4315 South Drive, Houston, Texas 77053 attention: Human Resources. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

18           NO WAIVER: No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

19           INJUNCTIVE RELIEF: Executive acknowledges that the breach of any of the covenants contained in Sections 11, 12 , 13 or 16 could give rise to irreparable injury to the Company Group, the amount of which could be difficult or impossible to estimate. Accordingly, Executive agrees that the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies, which may be available. Executive further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood. Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company Group’s legitimate business interests and are reasonable in scope and content. Nothing herein shall prevent either party from pursuing a legal and/or equitable action against the other party for any damages caused by such party’s breach of this Agreement.

20           ARBITRATION: Any dispute arising under or related to this Agreement or about the validity, interpretation, effect or alleged violation of this Agreement (an “arbitrable dispute”) must be submitted to confidential arbitration in Houston, Texas. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. The Company shall bear all reasonable documented out-of-pocket fees, costs and expenses of arbitration, including those of Executive unless the arbitrator finds that Executive has acted in bad faith and provides otherwise with respect to the fees, costs and expenses of Executive; provided, however, in no event shall Executive be chargeable with the fees, costs and expenses of the Company or the arbitrator. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and reasonable attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of this Agreement. However, this arbitration agreement shall not apply to any claim: (i) for workers’ compensation or unemployment benefits; or (ii) by Company for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of Trade Secrets or Confidential Information, including but not limited to, matters described in Sections 11 and 12, or with respect to the matters described in Sections 13 and 16. With respect to matters referred to in the foregoing sub-paragraph (ii), the Company may seek and obtain injunctive relief in court, and then proceed with arbitration under this Agreement.

21           RELEASE AGREEMENT: Executive agrees that, as a condition to receiving the Severance Pay, Executive shall execute a general release agreement in a form provided by the Company (the “Release”), which shall include, without limitation, a waiver and release of all claims arising out of Executive’s service as an employee of the Company, its subsidiaries or any of their affiliates and the termination of such relationship. Such claims include all claims based on any federal, state or local statute, including without limitation the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, as amended, but excluding all vested benefits and rights Executive has under any employee benefit plans, and the Texas Commission on Human Rights Act. In order for Executive to receive the Severance Pay, the Executive must deliver a properly executed copy of the Release within the particular time period specified therein, which shall be no later than the Release Deadline and not revoke such executed and delivered Release, and any applicable revocation period set forth in the Release must have expired (such requirements collectively, the “Release Requirement”). The “Release Deadline” shall be the particular time period specified in the Release for the delivery of the executed release, which shall be no later than 45 days following the delivery of the Release to Executive. Notwithstanding the foregoing, if Executive’s termination is due to death, or Executive dies after his termination date and before the expiration of the Release Deadline without having executed the Release, the Release Deadline shall be extended to the 90th day after the date of Executive’s death. The properly executed Release must actually be received by the Company, or its duly authorized representative, at the address specified by the Company by the Release Deadline to be considered timely. If Executive (or Executive’s estate, as the case may be) does not properly execute the Release by the Release Deadline, or effectively revokes the executed Release within the applicable revocation period set forth in the Release, Executive (or Executive’s estate) will receive only the Termination Obligations and such other compensation and benefits as are required by applicable law and will not be entitled to any Severance Pay. The Company will deliver the form of Release to Executive within seven days following Executive’s termination. If the Company fails to do so, then, notwithstanding any provision of this Agreement to the contrary, the Executive shall be deemed to have satisfied the Release Requirement.

22           GOVERNING LAW: This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles.

23           SUCCESSORS:

(a)            This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and its subsidiaries, taken as a whole, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

24           ENTIRE AGREEMENT: This instrument contains the entire agreement of Executive and the Company with respect to the subject matter hereof and all promises, representations, understandings, arrangements, and prior and contemporaneous agreements (written or oral) between the parties with respect to the subject matter hereof, are terminated hereby.

25           SURVIVAL/SEVERABILITY/HEADINGS: It is the express intention and agreement of the parties that Sections 8 through 27 of this Agreement shall survive the termination of the Term. In addition, all obligations of the Company to make payments under this Agreement shall survive any termination of this Agreement on the terms and conditions set forth in this Agreement. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. Article and section headings contained in this Agreement are provided for convenience and reference only, and do not define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

26           TAX WITHHOLDING: The Company shall be entitled to withhold from any compensatory payments that it makes to Executive under this Agreement or otherwise all taxes required by applicable law to be withheld therefrom by the Company.

27           SECTION 409A COMPLIANCE:

(a)            General Suspension of Payments. If Executive is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits that are treated as nonqualified deferred compensation for purposes of Section 409A of the Code and that are payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided prior to the earliest of the dates set forth in the following provisions of this Section 27(a) shall instead be deferred, accumulated and paid in a lump sum or provided on the earliest of (i) the first day of the seventh month following Executive’s termination, (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Section 409A of the Code.

(b)            Release Payments. In the event that any payments from the Company to Executive to be made under this Agreement by reason of Executive’s termination of employment constitute nonqualified deferred compensation under Section 409A of the Code and are subject to Executive’s satisfaction of the Release Requirement would otherwise be payable at a time prior to the sixtieth (60th) day following Executive’s termination date, then subject to the Release Requirement having been satisfied, the payment of all such amounts shall be delayed and such amounts shall accumulated and paid in a lump sum on the sixtieth (60th) day following Executive’s termination date, unless and to the extent the delay provided by Section 27(a) shall apply. In the event that any payments from the Company to Executive to be made under this Agreement by reason of Executive’s termination of employment do not constitute nonqualified deferred compensation under Section 409A of the Code, but are subject to Executive’s satisfaction of the Release Requirement and would otherwise be payable at a time prior to the satisfaction of the Release Requirement, then the payment of all such amounts shall be delayed and such amount shall be accumulated and paid in a lump sum on the third (3rd) day following Executive’s satisfaction of the Release Requirement.

(c)            Any payments which are delayed pursuant to Section 27(a) or Section 27(b) shall bear interest at the LIBOR rate in effect of Executive’s termination date until paid, and such interest shall be included and paid with each such delayed payment.

(d)            Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A of the Code: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code); (ii) Executive shall file a claim for all reimbursement payments not later than 30 days following the end of the calendar year during which the expenses were incurred; (iii) Company shall make such reimbursement payments within 30 days following the date Executive delivers written notice of the expenses to Company; and (iv) the Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

(e)            Separation from Service. For purposes of this Agreement, any reference to “termination” of Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to Executive prior to the date Executive incurs a separation from service under Section 409A(a)(2)(A)(i).

(f)            General. This Agreement and the payments and benefits provided hereunder are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code and shall be construed, interpreted and administered in a manner consistent with such intent. Notwithstanding any provisions of this Agreement relating to the timing of any benefits or payments, to the extent required to comply with applicable law, including Section 409A of the Code, or to prevent the imposition of any excise taxes or penalties on Company or Executive, the commencement of payment or provision of any payment or benefit shall be deferred to the minimum extent necessary so as to comply with any such law or to avoid the imposition of any such excise tax or penalty. For purposes of Section 409A of the Code and this Agreement, the right to any series of installment payments under this Agreement shall be treated as a right to a series of separate payments

(g)            Death. If Executive dies after his termination of employment but before all payments due under this Agreement have been made, such payments shall be made to Executive’s estate.

28           LEGAL FEES: The Company shall reimburse Executive for his reasonable documented out-of-pocket legal fees incurred in advising him with respect to review of this Agreement before signing.

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple originals to be effective for all purposes as of the Effective Date.

Glori Energy Inc.	Executive

By:
Name: Stuart Page	William Bierhaus
Title: President and Chief Executive Officer

Signature page to Employment Agreement

Exhibit A
to Employment Agreement
between Glori Energy Inc.
and the Executive Named Below

Name:	William Bierhaus

Position:	Senior Vice President – Business Development

Reporting:	Executive shall report to the President and Chief Executive Officer.

Term:	The Term of this Agreement shall continue until the termination of Executive’s employment for any reason.

Annual Base Salary:	$250,000.00. Executive’s base salary may be increased from time to time, but once increased may not be thereafter decreased.

Annual Bonus:	Commencing on the first day of each calendar year of the Company (each calendar year being a “Bonus Period”), Executive shall participate in the Company’s annual bonus program (“Bonus Program”) for such Bonus Period, subject to the terms of the Bonus Program. Executive’s target bonus potential for a Bonus Period shall not be less than 40% of Executive's Annual Base Salary. The Company shall pay Executive his bonus amount, if any, in accordance with the terms of the Bonus Program.

Equity Grants:	Executive shall be eligible to receive periodic equity grants under the terms of the Company’s long-term incentive plan with a value, to be determined in the sole discretion of the Company’s Board of Directors or its Compensation Committee, as applicable, ranging from 0% to 100% of Executive’s then Annual Base Salary.

Cash Severance Amount:	an amount equal to (i) 50% of Executive’s then Annual Base Salary and (ii) an amount equal to the sum of Executive’s bonuses and other incentive compensation for periods ended prior to the date of termination, but for which payment has not been made and is otherwise conditioned on continued employment until the time of payment (in each case, without any duplication of the amounts described in Section 7 of the Agreement).

Parachute Tax Gross-Up:	In the event it shall be determined that any payment to Executive, whether under this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such tax (such tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Company shall pay Executive a “Gross-Up Payment” in an amount such that after payment by Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, any additional Excise Tax on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the initial Excise Tax. Such Gross-Up Payment shall be paid no later than the time Executive is required to pay the Excise Tax and in all events by the end of Executive’s taxable year in which Executive remits the applicable taxes.

Exhibit A to Employment Agreement

Vacation:	Executive shall be eligible to receive paid vacation time of a minimum of twenty days per calendar year, subject to increase (but not decrease) in the discretion of the Board, with any unused vacation days carrying over to the following calendar year in accordance with the Company’s vacation policy. Executive shall take vacation in accordance with the terms of the Company’s vacation policy.

Exhibit A to Employment Agreement